Registration No. 333-172330

As filed with the Securities and Exchange Commission on September 30, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________________

ASIA GREEN AGRICULTURE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	Shuinan Industrial Area, Shongxi County	26-2809270
(State or Other Jurisdiction of Incorporation or Organization)	Fujian Province, 353500, China +86.0599.2335520	(I.R.S. Employer Identification Number)
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

     Chin Hon Siang Alex
Chief Financial Officer
Asia Green Agriculture Corporation
Shuinan Industrial Area, Shongxi County
Fujian Province, 353500, China
+86.0599.2335520
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies To:
 James A. Mercer III, Esq.
Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, CA 92130
(858) 720-8900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ X ]

DEREGISTRATION OF UNSOLD SECURITIES

     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 File No. 333-172330 (the “Registration Statement”) of Asia Green Agriculture Corporation (the “Registrant”), pertaining to the registration of 5,500,000 shares of the Registrant’s Common Stock, $0.001 par value, to be offered pursuant to the Registrant’s 2010 Stock Incentive Plan, which was filed with the Securities and Exchange Commission on September 20, 2010.

     Certain stockholders of the Registrant holding an aggregate of approximately 93.6% of the Registrant’s outstanding Common Stock contributed their shares into Asia Green Food Enterprise Limited (“Parent”), pursuant to the terms of the Contribution Agreement, dated June 19, 2014 and filed as Exhibit 7.02, to a Schedule 13D, filed on June 25, 2014. Parent then contributed all of the shares of Registrant’s Common Stock that it held to AGF Industrial Limited (“Merger Sub”), a newly formed wholly-owned subsidiary of Parent. On September 26, 2014, Parent caused Merger Sub to merge with the Registrant in a “short form” merger (the “Merger”). In connection with the Merger, all stockholders other than Parent received cash for their shares. Following the Merger, Parent now owns 100% of the Registrant’s outstanding Common Stock.

     As a result of the Merger, any offering pursuant to the Registration Statement has been terminated. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby files this Post-Effective Amendment No. 1 to remove from registration all shares registered under the Registration Statement that remained unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shongxi County, Fujian Province, China on September 30, 2014.

ASIA GREEN AGRICULTURE CORPORATION

By: /s/ Zhan Youdai
Zhan Youdai
Chief Executive Officer (Principal Executive Officer)